Exhibit 99.1
Squarespace Announces First Quarter 2024 Financial Results
Revenue Increased 19% in the First Quarter; FY24 Revenue Guidance Raised to 19%
NEW YORK, May 7, 2024 — Squarespace, Inc. (NYSE: SQSP), the design-driven platform helping entrepreneurs build brands and businesses online, today announced results for the first quarter ended March 31, 2024.

“We had a strong start to 2024, with Q1 revenue growing 19% and bookings growing 23%” said Anthony Casalena, Founder & CEO of Squarespace. “We see tremendous opportunity to drive long-term growth and profitability in the business as we broaden our customer funnel through the migration of our new Google Domains customers and leverage the full power of our ecosystem to enable more entrepreneurs to build their online brands and transact with their customers.”

“In Q1, we delivered revenue and unlevered free cash flow at the high end or above our guidance range, generating strong operating leverage,” said Nathan Gooden, CFO of Squarespace. “The primary growth driver in the quarter was our organic business. We are seeing profitable growth at scale with our growing customer base of millions and strong demand for our ecosystem globally. We raise our FY24 guidance today based on the strength we see in the business.”

First Quarter 2024 Financial Highlights
•Total revenue grew 19% year over year to $281.1 million in the first quarter, compared with $237.0 million in the first quarter of 2023, and 18% in constant currency.
◦Presence revenue grew 22% year over year to $200.9 million and 22% in constant currency.
◦Commerce revenue grew 11% year over year to $80.3 million and 10% in constant currency.
•Net income totaled $0.1 million, compared with a net income of $0.5 million in the first quarter of 2023.
•Basic and diluted earnings per share was $0.00 in each of the first quarters of 2024 and 2023. Basic earnings per share was based upon 136,936,860 and 134,917,610 weighted average shares outstanding in the first quarter of 2024 and 2023, respectively. Diluted earnings per share was based upon 140,447,379 and 137,182,268 fully diluted weighted average shares outstanding in the first quarter of 2024 and 2023, respectively.
•Cash flow from operating activities increased 33% to $85.2 million for the three months ended March 31, 2024, compared with $64.2 million for the three months ended March 31, 2023, primarily due to sustained strength in bookings.
•Cash and cash equivalents of $241.9 million; total debt of $556.9 million, of which $53.1 million is current, debt net of cash and investments totaled $268.0 million.
•Total bookings grew 23% year over year to $325.9 million in the first quarter, compared to $265.8 million in the first quarter of 2023.
•Unlevered free cash flow increased 33% to $89.3 million representing 32% of total revenue for the three months ended March 31, 2024, compared with $67.1 million for the three months ended March 31, 2023.
•Adjusted EBITDA increased to $32.0 million in the first quarter, compared with $30.9 million in the first quarter of 2023.
•Total unique subscriptions increased 15% year over year to over 4.9 million in 2024, compared to 4.3 million in 2023 with strength in new domain subscriptions.
•Average revenue per unique subscription ("ARPUS") increased 7% year over year to $226.63 in 2024, compared to $212.76 in 2023.

•Annual run rate revenue ("ARRR") grew 19% year over year to $1,117.7 million in 2024, compared to $941.9 million in 2023.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."
Outlook & Guidance
For the second quarter of fiscal year 2024, Squarespace currently expects:
•Revenue of $291 million to $294 million, or year-over-year growth of 18% to 19%.
•Non-GAAP unlevered free cash flow of $61 million to $64 million. This is the result of:
◦Cash flow from operating activities of $55 million to $59 million, minus
◦Capital expenditures, expected to be approximately $2 million; plus
◦Cash paid for interest expense net of associated tax benefit, expected to be approximately $7 million.
For the full fiscal year 2024, Squarespace currently expects:
•Revenue of $1,193 million to $1,208 million, or year-over-year growth of 18% to 19%.
•Non-GAAP unlevered free cash flow of $298 million to $318 million. This is the result of:
◦Cash flow from operating activities of $275 million to $297 million, minus
◦Capital expenditures, expected in the range of $5 million to $7 million; plus
◦Cash paid for interest expense net of associated tax benefit, expected to be approximately $28 million.
Webcast Conference Call & Shareholder Letter Information
Squarespace will host a conference call on May 7, 2024 at 8:30 a.m. ET to discuss its financial results. A live webcast of the event will be available in the Events & Presentations section of the Squarespace Investor Relations website. An archived replay of the webcast will be available following the conclusion of the call. Additionally, we invite you to read our shareholder letter available on our Investor Relations website.
Squarespace to Host Investor Day
Squarespace will hold an in-person Investor Day on Wednesday, May 15, 2024 at 2:30 p.m. ET / 11:30 a.m. PT. Interested investors and analysts are encouraged to email investors@squarespace.com for an invitation. The event will be accessible via a live webcast. To register for the live webcast, please visit the Events & Presentations section of Squarespace's Investor Relations website.

A replay of the live webcast and presentations will be available on Squarespace's Investor Relations website following the conclusion of the event.
Non-GAAP Financial Measures
Revenue growth in constant currency is being provided to increase transparency and align our disclosures with companies in our industry that receive material revenues from international sources. Revenue constant currency has been adjusted to exclude the effect of year-over-year changes in foreign currency exchange rate fluctuations. We believe providing this information better enables investors to understand our operating performance irrespective of currency fluctuations.

We calculate constant currency information by translating current period results from entities with foreign functional currencies using the comparable foreign currency exchange rates from the prior fiscal year. To calculate the effect of foreign currency translation, we apply the same weighted monthly average exchange rate as the comparative period. Our definition of constant currency may differ from other companies reporting similarly named measures, and these constant currency performance measures should be viewed in addition to, and not as a substitute for, our operating performance measures calculated in accordance with GAAP.
Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance. We calculate adjusted EBITDA as net income/(loss) excluding interest expense, other income/(loss), net (provision for)/benefit from income taxes, depreciation and amortization, stock-based compensation expense and other items that we do not consider indicative of our ongoing operating performance.
Unlevered free cash flow is a supplemental liquidity measure that Squarespace's management uses to evaluate its core operating business and its ability to meet its current and future financing and investing needs. Unlevered free cash flow is defined as cash flow from operating activities, including one-time expenses related to Squarespace's direct listing, less cash paid for capital expenditures increased by cash paid for interest expense net of the associated tax benefit.
Adjusted EBITDA, unlevered free cash flow and revenue constant currency are not prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and have important limitations as an analytical tool. Non-GAAP financial measures are supplemental, should only be used in conjunction with results presented in accordance with GAAP and should not be considered in isolation or as a substitute for such GAAP results.
Further information on these non-GAAP items and reconciliation to their closest GAAP measure is provided below under, “Reconciliation of Non-GAAP Financial Measures.”
Definitions of Key Operating Metrics
On September 7, 2023, we closed an asset purchase agreement between us and Google LLC (“Google”) to acquire, among other things, Google’s domain assets (the “Google Domains Asset Acquisition “). Unique subscriptions and average revenue per unique subscription do not account for single domain subscriptions originally sold by Google as a part of the Google Domains Asset Acquisition (the “Acquired Domain Assets”).
Annual run rate revenue (“ARRR”). We calculate ARRR as the quarterly revenue from subscription fees and revenue generated in conjunction with associated fees (fees taken or assessed in conjunction with commerce transactions) in the last quarter of the period multiplied by 4. We believe that ARRR is a key indicator of our future revenue potential. However, ARRR should be viewed independently of revenue, and does not represent our GAAP revenue on an annualized basis, as it is an operating metric that can be impacted by subscription start and end dates and renewal rates. ARRR is not intended to be a replacement or forecast of revenue. ARRR for the three months ended March 31, 2023 has been recast to conform to the current period definition. Previously, ARRR was calculated using monthly revenue from subscription fees and revenue generated in conjunction with associated fees in the last month of the period multiplied by 12. We have since revised our calculation to use quarterly revenue from subscription fees and revenue generated in conjunction with associated fees in the last quarter of the period multiplied by 4 to normalize results for the run rate each quarter.
Unique subscriptions represent the number of unique sites, standalone scheduling subscriptions, Unfold (social) and hospitality subscriptions, as of the end of a period. A unique site represents a single subscription and/or group of related subscriptions, including a website subscription and/or a domain subscription, and other subscriptions related to a single website or domain. Every unique site contains at least one domain subscription or one website subscription. For instance, an active website subscription, a custom domain subscription and a Google Workspace subscription that represent services for a single website would count as one unique site, as all of these subscriptions work together and are in service of a single entity’s online presence. Unique subscriptions do not account for one-time purchases in Unfold or for hospitality services nor do they account for our Acquired Domain Assets. The total number of unique subscriptions is a key indicator of the scale of our business and is a critical factor in our ability to increase our revenue base.

Average revenue per unique subscription (“ARPUS”). We calculate ARPUS as the total revenue during the preceding 12-month period divided by the average of the number of total unique subscriptions at the beginning and end of the period. ARPUS does not account for Acquired Domain Assets or the revenue from Acquired Domain Assets. We believe ARPUS is a useful metric in evaluating our ability to sell higher-value plans and add-on subscriptions.
Total bookings represents cash receipts for all subscriptions purchased, as well as payments due under the terms of contractual agreements for obligations to be fulfilled. In the case of multi-year contracts, total bookings only includes one year of committed revenue.
Gross payment volume (“GPV”) represents the value of physical goods and services, including content, time sold, hospitality and events, net of refunds, on our platform over a given period of time. "Gross payment volume" or "GPV" was previously presented as "Gross merchandise value" or "GMV" in prior period disclosures. There were no revisions to the calculation of GPV as a result of this nomenclature change.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding Squarespace’s future operating results and financial position, including for its second fiscal quarter ending June 30, 2024 and its fiscal year ending December 31, 2024. The words "believe," "may," "will," "estimate," "potential," "continue," "anticipate," "intend," "expect," "could," "would," "project," "plan," "target," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management's expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: Squarespace's ability to attract and retain customers and expand their use of its platform; Squarespace’s ability to anticipate market needs and develop new solutions to meet those needs; Squarespace's ability to improve and enhance the functionality, performance, reliability, design, security and scalability of its existing solutions; Squarespace's ability to compete successfully in its industry against current and future competitors; Squarespace’s ability to manage growth and maintain demand for its solutions; Squarespace's ability to protect and promote its brand; Squarespace's ability to generate new customers through its marketing and selling activities; Squarespace’s ability to successfully identify, manage and integrate any existing and potential acquisitions or achieve the expected benefits of such acquisitions; Squarespace's ability to hire, integrate and retain highly skilled personnel; Squarespace’s ability to adapt to and comply with existing and emerging regulatory developments, technological changes and cybersecurity needs; Squarespace's compliance with privacy and data protection laws and regulations as well as contractual privacy and data protection obligations; Squarespace’s ability to establish and maintain intellectual property rights; Squarespace’s ability to manage expansion into international markets; and the expected timing, amount, and effect of Squarespace’s share repurchases. It is not possible for Squarespace's management to predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Squarespace may make. In light of these risks, uncertainties, and assumptions, Squarespace's actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are included in Squarespace's filings with the Securities and Exchange Commission. Except as required by law, Squarespace assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
About Squarespace
Squarespace (NYSE: SQSP) is a design-driven platform helping entrepreneurs build brands and businesses online. We empower millions in more than 200 countries and territories with all the tools they need to create an online presence, build an audience, monetize, and scale their business. Our suite of products range from websites, domains, ecommerce, and marketing tools, as well as tools for scheduling with Acuity, creating and managing social media presence with Bio Sites and Unfold, and hospitality business management via Tock. For more information, visit www.squarespace.com.

Contacts
Investors
investors@squarespace.com
Media
press@squarespace.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$281,148	$237,028
Cost of revenue(1)	80,774	42,950
Gross profit	200,374	194,078
Operating expenses:
Research and product development(1)	66,846	58,570
Marketing and sales(1)	117,533	101,672
General and administrative(1)	30,823	32,340
Total operating expenses	215,202	192,582
Operating (loss)/income	(14,828)	1,496
Interest expense	(10,381)	(8,094)
Other income/(loss)	4,577	(840)
Loss before benefit from income taxes	(20,632)	(7,438)
Benefit from income taxes	20,776	7,940
Net income	$144	$502

Net income per share, basic and diluted	$0.00	$0.00
Weighted-average shares used in computing net income per share, basic	136,936,860	134,917,610
Weighted-average shares used in computing net income per share, diluted	140,447,379	137,182,268
(1) Includes stock-based compensation as follows:

	Three Months Ended March 31,
	2024	2023
Cost of revenue	$1,769	$1,052
Research and product development	15,650	10,687
Marketing and sales	3,211	1,871
General and administrative	7,537	8,516
Total stock-based compensation	$28,167	$22,126

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$241,905	$257,702
Restricted cash	38,778	36,583
Investment in marketable securities	46,981	—
Accounts receivable	30,297	24,894
Due from vendors	5,298	6,089
Prepaid expenses and other current assets	70,419	48,947
Total current assets	433,678	374,215
Property and equipment, net	58,759	58,211
Operating lease right-of-use assets	75,325	77,764
Goodwill	210,438	210,438
Intangible assets, net	175,225	190,103
Other assets	12,044	11,028
Total assets	$965,469	$921,759
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$21,386	$12,863
Accrued liabilities	109,789	99,435
Deferred revenue	376,134	333,191
Funds payable to customers	44,076	42,672
Debt, current portion	53,058	48,977
Operating lease liabilities, current portion	12,819	12,640
Total current liabilities	617,262	549,778
Deferred income taxes, non-current portion	1,100	1,039
Debt, non-current portion	503,833	519,816
Operating lease liabilities, non-current portion	94,317	97,714
Other liabilities	15,230	13,764
Total liabilities	1,231,742	1,182,111
Commitments and contingencies
Stockholders’ deficit:
Class A common stock, par value of $0.0001; 1,000,000,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 89,684,219 and 88,545,012 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	9	9
Class B common stock, par value of $0.0001; 100,000,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 47,844,755 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	5	5
Class C common stock (authorized May 10, 2021), par value of $0.0001; 1,000,000,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; zero shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Additional paid in capital	918,552	924,634
Accumulated other comprehensive loss	(826)	(843)
Accumulated deficit	(1,184,013)	(1,184,157)
Total stockholders’ deficit	(266,273)	(260,352)
Total liabilities and stockholders’ deficit	$965,469	$921,759

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
OPERATING ACTIVITIES:
Net income	$144	$502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,672	7,241
Stock-based compensation	28,167	22,126
Deferred income taxes	62	62
Non-cash lease income	(767)	(466)
Other	350	93
Changes in operating assets and liabilities:
Accounts receivable and due from vendors	(4,592)	411
Prepaid expenses and other current assets	(21,554)	(13,697)
Accounts payable and accrued liabilities	19,627	16,960
Deferred revenue	45,669	29,279
Funds payable to customers	1,404	1,580
Other operating assets and liabilities	(1,963)	64
Net cash provided by operating activities	85,219	64,155
INVESTING ACTIVITIES:
Proceeds from the sale and maturities of marketable securities	—	39,664
Purchases of marketable securities	(47,031)	(7,824)
Purchase of property and equipment	(3,385)	(3,075)
Net cash (used in)/provided by investing activities	(50,416)	28,765
FINANCING ACTIVITIES:
Principal payments on debt	(12,244)	(10,189)
Payments for repurchase and retirement of Class A common stock	(12,164)	(25,321)
Taxes paid related to net share settlement of equity awards	(24,372)	(12,760)
Proceeds from exercise of stock options	841	92
Net cash used in financing activities	(47,939)	(48,178)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(466)	135
Net (decrease)/increase in cash, cash equivalents and restricted cash	(13,602)	44,877
Cash, cash equivalents, and restricted cash at the beginning of the period	294,285	232,620
Cash, cash equivalents, and restricted cash at the end of the period	$280,683	$277,497

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$241,905	$239,327
Restricted cash	38,778	38,170
Cash, cash equivalents, and restricted cash at the end of the period	$280,683	$277,497

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
Cash paid during the year for interest	$9,951	$7,985
Cash paid during the year for income taxes, net of refunds	$1,426	$10,163
Cash paid for amounts included in the measurement of operating lease liabilities	$4,103	$3,922

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCE ACTIVITIES
Purchases of property and equipment included in accounts payable and accrued liabilities	$649	$22
Capitalized stock-based compensation	$812	$469
Accrued taxes related to net share settlement of equity awards	$12	$645

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(unaudited)
The following tables reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure:

	Three Months Ended March 31,
	2024	2023
Net income	$144	$502
Interest expense	10,381	8,094
Benefit from income taxes	(20,776)	(7,940)
Depreciation and amortization	18,672	7,241
Stock-based compensation expense	28,167	22,126
Other (income)/loss, net	(4,577)	840
Adjusted EBITDA	$32,011	$30,863

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities	$85,219	$64,155
Cash paid for capital expenditures	(3,385)	(3,075)
Free cash flow	$81,834	$61,080
Cash paid for interest, net of the associated tax benefit	7,488	6,016
Unlevered free cash flow	$89,322	$67,096

	March 31, 2024	December 31, 2023
Total debt outstanding	$556,891	$568,793
Less: total cash and cash equivalents and marketable securities	288,886	257,702
Total net debt	$268,005	$311,091

	Three Months Ended March 31,
	2024	2023
Revenue, as reported	$281,148	$237,028
Revenue year-over-year growth rate, as reported	18.6%	14.1%
Effect of foreign currency translation ($)(1)	$468	$(2,803)
Effect of foreign currency translation (%)(1)	0.2%	(1.3)%
Revenue constant currency growth rate	18.4%	15.4%

	Three Months Ended March 31,
	2024	2023
Commerce revenue, as reported	$80,264	$72,637
Revenue year-over-year growth rate, as reported	10.5%	13.8%
Effect of foreign currency translation ($)(1)	$77	$(489)
Effect of foreign currency translation (%)(1)	0.1%	(0.8)%
Commerce revenue constant currency growth rate	10.4%	14.6%

	Three Months Ended March 31,
	2024	2023
Presence revenue, as reported	$200,884	$164,391
Revenue year-over-year growth rate, as reported	22.2%	14.2%
Effect of foreign currency translation ($)(1)	$391	$(2,314)
Effect of foreign currency translation (%)(1)	0.2%	(1.6)%
Presence revenue constant currency growth rate	22.0%	15.8%
(1) To calculate the effect of foreign currency translation, we apply the same weighted monthly average exchange rate as the comparative period.
Amounts may not sum due to rounding.

SUMMARY OF SHARES OUTSTANDING
(unaudited)

	Three Months Ended March 31,
	2024	2023
Shares outstanding:
Class A common stock	89,684,219	87,295,014
Class B common stock	47,844,755	47,844,755
Class C common stock	0	0
Total shares outstanding	137,528,974	135,139,769

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES
(unaudited)

	Three Months Ended March 31,
	2024	2023
Unique subscriptions (in thousands) (1)	4,912	4,264
Total bookings (in thousands)	$325,946	$265,789
ARRR (in thousands) (2)	$1,117,659	$941,860
ARPUS (1)	$226.63	$212.76
Adjusted EBITDA (in thousands)	$32,011	$30,863
Unlevered free cash flow (in thousands)	$89,322	$67,096
GPV (in thousands) (3)	$1,649,457	$1,534,058
______________
(1)Unique subscriptions and average revenue per unique subscription (“ARPUS”) do not account for single domain subscriptions originally sold by Google as a part of the Google Domains Asset Acquisition.
(2)Annual run rate revenue ("ARRR") for the three months ended March 31, 2023 has been recast to conform to the current period definition. Previously, ARRR was calculated using monthly revenue from subscription fees and revenue generated in conjunction with associated fees in the last month of the period multiplied by 12. We have since revised our calculation to use quarterly revenue from subscription fees and revenue generated in conjunction with associated fees in the last quarter of the period multiplied by 4 to normalize results for the run rate each quarter.
(3)"Gross payment volume" or "GPV" was previously presented as "Gross merchandise value" or "GMV" in prior period disclosures. There were no revisions to the calculation of GPV as a result of this nomenclature change.